3.11

                         SECURITIES PURCHASE AGREEMENT
                               (ERLY Industries)

        THIS SECURITIES PURCHASE AGREEMENT (ERLY Industries) ("Agreement"), dated as of February 16, 1995, between ERLY INDUSTRIES INC., a California corporation, with its chief executive office and principal place of business at 10990 Wilshire Boulevard, Los Angeles, California 90024 (the "Company"), and INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION, a Delaware corporation, with an office at 333 South Grand Avenue, Suite 3000, Los Angeles, California 90071, successor in interest to Internationale Nederlanden Bank N.V. (formerly known as NMB Postbank Groep NV), New York Branch ("ING Capital"), is made with reference to the following facts:

                                    RECITALS

        WHEREAS, ERLY Juice Inc., a California corporation and a wholly owned subsidiary of the Company ("ERLY Juice") and ING Capital entered into that certain Loan Agreement dated as of September 26, 1988, pursuant to which ING Capital has provided loans and other extensions of credit to ERLY Juice (as amended, the "Loan Agreement," and ERLY Juice's obligations thereunder shall be referred to as the "ERLY Juice Obligations");

        WHEREAS, in connection with the Loan Agreement, (i) the Company granted ING Capital an option to purchase up to 43,000 shares (subject to adjustment) of the common stock of Company (the "Stock Option") pursuant to the Stock Option Agreement entered into in September, 1988, and (ii) the Company issued to ING Capital two warrants dated as of October 22, 1993, denominated the "A Warrant" and the "B Warrant" (and referred to herein as the "Existing A Warrant" and the "Existing B Warrant," respectively), each initially exercisable for 186,511 shares (subject to adjustment) of the common stock of the Company;

        WHEREAS, Chemonics Industries, Inc. ("Chemonics"), an Arizona corporation and a wholly owned subsidiary of the Company, entered into the Amended and Restated Warrant to Purchase Common Stock of Chemonics Industries, Inc. dated as of November 18, 1994 (the "Chemonics Warrant") for the benefit of ING Capital, which amended and restated the Existing Warrant (as defined in the Chemonics Warrant);

        WHEREAS, Chemonics International, Inc., a wholly owned subsidiary of Chemonics ("Chemonics International"), issued to ING Capital the Warrant to Purchase Common Stock of Chemonics International, Inc., dated as of November 18, 1994 (the "Chemonics International Warrant");

        WHEREAS, the Company entered into that certain Amended and Restated Guaranty and Pledge Agreement (the "Existing Parent Guaranty"), pursuant to which the Company, among other things, (a) amended and restated its guaranty of the payment and performance of the ERLY Juice Obligations, enforceable with recourse against the Company on and after December 21, 1994, and (b) amended and restated its pledge of the stock of Chemonics to secure the payment of the ERLY Juice Obligations;

        WHEREAS, on December 21, 1994 the ERLY Juice Obligations became due and payable and the Company's guaranty under the Existing Parent Guaranty became a full recourse guaranty;

        WHEREAS, the Company has requested, among other things, that ING Capital
(i) agree to extend the due date of the ERLY Juice Obligations and modify certain provisions regarding applicable interest obligations with respect thereto, (ii) amend the Existing A Warrant and Existing B Warrant to grant to the Company an option to repurchase such warrants, and any stock purchased pursuant to such warrants, under certain terms and conditions, (iii) return the Chemonics International Warrant to Chemonics International and the Chemonics Warrant to Chemonics under certain conditions, and (iv) terminate the Stock Option. The Company will derive substantial direct and indirect economic benefit if ING Capital consents to the foregoing transactions;

        WHEREAS, ING Capital is willing to consent to the transactions in the preceding recital, and in connection therewith is entering into that certain Loan Extension Agreement (the "Loan Extension Agreement") among ING Capital, ERLY Juice, the Company, Chemonics, and Chemonics International of even date hereof and the Related Documents, as defined in the Loan Extension Agreement;

        WHEREAS, simultaneously with the consummation of the transactions under the Loan Extension Agreement, the Company has agreed to sell to ING Capital that certain Warrant dated the date hereof and denominated the C Warrant (the "C Warrant"), initially exercisable for a number of shares equal to 1% of the Company's common stock, $0.01 par value (the "Common Stock") on a fully diluted basis (subject to adjustment as provided in the C Warrant) and that certain Warrant dated the date hereof and denominated the D Warrant (the "D Warrant"), initially exercisable for a number of shares equal to 4% of Common Stock on a fully diluted basis (subject to adjustment as provided in the D Warrant). The C Warrant and the D Warrant shall be referred to collectively herein as the "Warrants," the Warrant Stock (as such term is defined in the C Warrant) and the Warrant Stock (as such term is defined in the D Warrant) shall be referred to collectively herein as the "Warrant Stock," and the Warrants and Warrant Stock shall be referred to collectively herein as the "Securities."

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

        1. CONSTRUCTION; DEFINITIONS

        1.1 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given to such term in accordance with GAAP.

        1.2 Certain Matters of Construction. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits hereto, as the same may from time to time be amended or supplemented, and not to any particular section, subsection or clause contained in this Agreement. References to this "Agreement" shall mean this Securities Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative. The term "including" shall not be limiting or exclusive.

        1.3 Definitions. Unless otherwise defined in this Agreement, terms defined in the D Warrant are used herein as therein defined.

        2. PURCHASE OF SECURITIES

        2.1 Purchase of the C Warrant and D Warrant. ING Capital agrees to subscribe for and purchase, and the Company agrees to authorize as necessary, issue and sell to ING Capital, the C Warrant to purchase up to 51,536 shares of Common Stock (subject to adjustment) and the D Warrant to purchase up to 206,143 shares of Common Stock (subject to adjustment) in consideration of, among other things, ING Capital's agreement (i) to extend the due date of the ERLY Juice Obligations, (ii) to grant the Company an option to repurchase the A Warrant and the B Warrant under certain terms and conditions, (iii) to return the Chemonics International Warrant and the Chemonics Warrant under certain conditions, and
(iv) terminate the Stock Option.

        2.2 Closing. The closing of the purchase and sale of the Warrants (the "Closing") shall take place at such date and time and place as the closing of the transactions contemplated by the Loan Extension Agreement.

        At the Closing, subject to satisfaction of the conditions to the Loan Extension Agreement, the Company will deliver the Warrants to ING Capital and ING Capital will enter into the Loan Extension Agreement and Related Documents and terminate the Stock Option.

        2.3 Original Issue Discount. ING Capital and the Company hereby acknowledge and agree that there is no original issue discount with respect to the Warrants and, for tax and accounting purposes, each of them shall treat the Warrants in such manner.

        3. PURCHASER'S REPRESENTATIONS AND WARRANTIES

        ING Capital makes the following representations and warranties to the Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing:

        3.1 Authorization of Agreement. ING Capital is authorized to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

        3.2 Investment Representations. ING Capital is purchasing the Securities for its own account and not with a view to the distribution thereof. ING Capital agrees that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Securities (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Securities), except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations under the Securities Act.

        ING Capital acknowledges that it (i) is an institutional "accredited investor" within the meaning of subparagraph (a) of Rule 501 under the Securities Act; (ii) has had an opportunity to investigate the business and financial condition of the Company, and to obtain such information as it requires from the officers and directors, as applicable, of the Company; (iii) in the normal course of its business, invests in or purchases securities similar to the Securities; (iv) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Securities; (v) is aware that it may be required to bear the economic risk of an investment in the Securities for an indefinite period of time and is able to bear such risk for an indefinite period of time; and (vi) is not purchasing any Securities on behalf of any managed accounts.

        ING Capital understands that, except as otherwise provided in the Warrants, the Warrants and each certificate representing any Warrant Stock shall bear a legend substantially in the following form:


        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS OR UNLESS THE PROPOSED TRANSACTION IS REGISTERED OR QUALIFIED AS REQUIRED.

        THE TRANSFER OF AND OTHER TERMS OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY AND SUBJECT TO CONDITIONS SPECIFIED IN THAT CERTAIN WARRANT DATED AS OF FEBRUARY 16, 1995, ORIGINALLY ISSUED BY ERLY INDUSTRIES INC., AND NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. UNDER CERTAIN CIRCUMSTANCES SPECIFIED IN THE ABOVE-REFERENCED WARRANT, THE ISSUER HAS AGREED TO DELIVER TO THE HOLDER A NEW CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE SECURITIES EVIDENCED HEREBY, REGISTERED IN THE NAME OF SUCH HOLDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THIS CERTIFICATE.

        4. COMPANY'S REPRESENTATIONS AND WARRANTIES

        The Company makes the following representations and warranties to ING Capital, each and all of which shall survive the execution and delivery of this Agreement and the Closing:

        4.1 Authorized and Outstanding Shares of Capital Stock. After giving effect to the Closing, the authorized capital stock of the Company consists of
(a) 5,000,000 shares of Common Stock, par value $0.01, of which 3,695,547 shares are issued and outstanding, and (b) 6,000 shares of preferred stock, par value $100.00, of which no shares are issued and outstanding. Except for the Securities and the items identified in Exhibit 11.A of each of the Warrants, after giving effect to the Closing and as of the date hereof, there is no commitment, contingent or otherwise, of the Company to issue any shares of any class of capital stock of the Company or securities convertible into such capital stock, warrants, options or other such rights or securities.

        4.2 Authorization of Agreement and Issuance of Securities. The Company is authorized to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the issuance of the Warrants. Upon delivery of the Warrants to ING Capital, the Warrants will have been duly executed and issued and, when delivered in exchange for the consideration set forth in Section 2.1, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms. The issuance of the Warrant Stock has been duly authorized (subject, in the case of the D Warrant, to the occurrence of the Share Availability Date) and when issued upon exercise of, and pursuant to, the Warrants, will have been validly issued and will be fully paid and nonassessable, free and clear of all pledges, liens, encumbrances and preemptive rights. There are 51,536 shares of Common Stock duly reserved for issuance pursuant to the C Warrant and upon the occurrence of the Share Availability Date there shall be 206,143 shares of Common Stock duly reserved for issuance pursuant to the D Warrant.

        4.3 Securities Laws. In reliance on, among other things, the investment representations contained in Section 3.2, the offer, issuance, sale and delivery of the Warrants to ING Capital, as provided in this Agreement, and pursuant to, the Warrants, are exempt from the registration requirements of Section 5 of the Securities Act and all applicable state securities laws.


        5. COVENANTS

        The Company covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless ING Capital has given its prior written consent), so long as ING Capital owns any Securities:

        5.1 Maintenance of Existence and Conduct of Business. The Company shall
(a) do or cause to be done all things necessary to preserve and keep in full force and effect its (i) corporate existence, and (ii) rights to use trademarks, trade names, service marks, and franchises so that the business carried on in connection therewith may be conducted consistent with current operating practices at all times, and (b) continue to conduct its business substantially as now conducted.

        5.2 Transactions with Affiliates. The Company shall not enter into or be a party to any agreement or transaction with any Affiliates of the Company except in the ordinary course of, and pursuant to the reasonable requirements of, the Company's business and upon fair and reasonable terms that are approved by a majority of the disinterested members of the Company's board of directors, fully disclosed to ING Capital and no less favorable to the Company than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of the Company.

        5.3 Books and Records. The Company shall keep adequate records and books of account with respect to its business activities in which proper entries, reflecting all of its financial transactions, are made in accordance with GAAP. The Company shall permit ING Capital or its officers, employees, and/or agents, during normal business hours (or at such other times as may reasonably be requested by ING Capital), as frequently as ING Capital deems appropriate, to inspect such records and books of account and the properties and facilities of the Company, and the Company shall provide extracts and/or photocopies of such records and books of account as reasonably requested by ING Capital at no cost to ING Capital. The rights set forth in this Section 5.3 shall not negate any other rights that ING Capital may have under any applicable law.

        5.4 Financial and Business Information.

        (a) Filings. So long as the Company is a Public Company (as hereinafter defined), the Company will file with the Securities and Exchange Commission (the "Commission") on or before the due date all regular or periodic reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will deliver to each holder of the Securities, promptly upon its becoming available, one copy of each report, notice or proxy statement sent by the Company to its shareholders generally, and one copy of each regular or periodic report (including, without limitation, reports on Form 8-K) pursuant to the Exchange Act or any registration statement, prospectus or written communication (other than transmittal letters and other communications that are not publicly available) pursuant to the Securities Act, filed by the Company with (i) the Commission or (ii) any securities exchange on which shares of the Common Stock are listed. For purposes of this Section 5.4, the term "Public Company" shall mean a company (i) that is subject to the reporting requirements of Section 15(d) of the Exchange Act, or (ii) any of whose securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.

        (b) Quarterly Information. During any period in which the Company is not a Public Company, it will deliver to each holder of the Securities as soon as practicable after the end of each Fiscal Quarter (as defined below), and in any event within 45 days after the end of each Fiscal Quarter, on a Consolidated and consolidating basis, a copy of the Company's unaudited income statement and balance sheet as of the close of such Fiscal Quarter and for that portion of the Fiscal Year (as defined below) ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year end adjustments and the inclusion of footnotes), together with a certification of the chief executive officer or chief financial officer of the Company that all such financial statements are, to his or her knowledge, after due inquiry, complete and correct and present fairly in accordance with GAAP (subject to normal year end adjustments and the inclusion of footnotes) the financial position and the results of operations of the Company as at the end of such Fiscal Quarter and for the period then ended. For the purposes of this Agreement, (i) "Fiscal Quarter" means any quarter of a Fiscal Year, and (ii) "Fiscal Year" means any period of 12 consecutive calendar months ending on March 31.

        (c) Annual Information. During any period in which the Company is not a Public Company, it will deliver to each holder of the Securities as soon as practicable after the end of each Fiscal Year of the Company, and in any event within 90 days thereafter, on a Consolidated and consolidating basis, a copy of the Company's audited financial statements, certified (only with respect to the financial statements) without qualification by a firm of independent certified public accountants of recognized national standing, and accompanied by (i) any management letter that may be issued by such accountants, (ii) the annual letter from the Company's chief financial officer to such accountants in connection with their audit examination detailing the Company's contingent liabilities and material litigation matters involving the Company, and (iii) a certification of the chief executive officer or chief financial officer of the Company that all such financial statements are, to his or her knowledge, after due inquiry, complete and correct and present fairly in accordance with GAAP the financial position, the results of operations and the statements of cash flow of the Company as at the end of such Fiscal Year and for the period then ended.

        5.5 Tax Compliance. The Company shall pay all transfer, excise or similar taxes (not including income or franchise taxes) in connection with the issuance, sale, delivery or transfer by the Company to ING Capital of the Securities and shall save ING Capital and any other holder of the Securities harmless without limitation as to time against any and all liabilities with respect to such taxes. The Company shall not be responsible for any taxes in connection with the transfer of the Securities by the holder thereof. The obligations of the Company under this Section 5.5 shall survive the payment, prepayment or redemption of the Securities and the termination of this Agreement.

        6. CONDITIONS PRECEDENT

        The obligation of ING Capital to purchase the Warrants pursuant to
Section 2.1 is subject to the satisfaction of each of the conditions precedent set forth in Section 3 of the Loan Extension Agreement unless otherwise waived in writing by ING Capital.

        7. INDEMNIFICATION

        The Company agrees to indemnify and hold harmless ING Capital from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees and expenses (including reasonable attorneys' fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) (each, an "Indemnified Claim") which may be imposed upon, incurred by or asserted against ING Capital in any manner relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants by the Company contained herein or in any certificate delivered pursuant hereto; provided, that the Company shall not be liable for any indemnification to ING Capital to the extent that any Indemnified Claim results solely from ING Capital's gross negligence or willful misconduct.

        8. MISCELLANEOUS

        8.1 Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either (i) delivered in person with receipt acknowledged, (ii) sent by facsimile transmission, with receipt electronically confirmed during normal business hours of recipient, and confirmed by sending, no later than one (1) Business Day following such transmission, a copy of such facsimile, by registered or certified mail, return receipt requested, postage prepaid, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the Company at

                           ERLY Industries Inc.
                           10990 Wilshire Boulevard
                           Los Angeles, California 90024
                           Attention:  Kurt Grey
                           Facsimile:  (310) 473-8890

                           With a copy to

                           Magnus, Epman & Dwyer
                           300 Corporate Pointe, Suite 310
                           Culver City, California 90230-7614
                           Attention:  Ronald J. Epman, Esq.
                           Facsimile:  (310) 216-0701

                           If to ING Capital at

                           333 South Grand Avenue
                           Suite 3000
                           Los Angeles, California 90071
                           Attention:  Gil Kirkpatrick
                           Facsimile:  (213) 687-7324

                           With a copy to

                           Murphy, Weir & Butler
                           2049 Century Park East, Suite 2100
                           Los Angeles, California 90067
                           Attention:  N. Dwight Cary, Esq.
                           Facsimile:  (310) 788-3777

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered with receipt acknowledged or sent by facsimile with receipt electronically confirmed during normal business hours of recipient, or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration, or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

        8.2 Binding Effect; Assignability; Benefits. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or ING Capital without the prior written consent of the other party, which consent shall not unreasonably be withheld. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

        8.3 Waiver. Either party hereto may by written notice to the other: (a) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (b) waive compliance with any of the conditions or covenants of the other contained in this Agreement; and (c) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

        8.4 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by ING Capital and the Company.

        8.5 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement.

        8.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        8.8 GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THE COMPANY AND ING CAPITAL CONSENT TO PERSONAL JURISDICTION, WAIVE ANY OBJECTION AS TO JURISDICTION OR VENUE, AND AGREE NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA. SERVICE OF PROCESS ON THE COMPANY OR ING CAPITAL IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 8.1. NOTHING HEREIN SHALL PRECLUDE ING CAPITAL OR THE COMPANY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.

        8.9 MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY, RATHER THAN ARBITRATION RULES, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

        IN WITNESS WHEREOF, the Company and ING Capital have executed this Securities Purchase Agreement as of the day and year first above written.

                                       ERLY INDUSTRIES INC.


                                       By            /s/ KURT GREY
                                       Name:  Kurt Grey
                                       Its:  Vice President

                                       INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL
                                       CORPORATION


                                       By:         /s/ MICHAEL W. ADLER
                                       Name:  Michael W. Adler
                                       Its:  Vice President